Exhibit 10.10

English Summary of Shenzhen Premises Lease Contract Entered into by and between Shenzhen Junlong Culture Communication Co., Ltd. ("the Company") and Zou Zhiwei ("the Landlord") dated September 1, 2006

Main contents

  The landlord will lease to the Company the premises at the third floor, Jianshe Rd., Pinghuan Community, Pingshan Street, Shenzhen of 1218 square meters for the purpose of internet café operation.

  Term: From September 2006 to September 2011. The contract will be negotiated every 5 years.

  Rental/Deposit: RMB 18,000 per month with 2 months rental as deposit. The rental shall be paid every month.

  In case of late payment by the Company, the penalty is 0.03% of the rental per day. The landlord is entitled to terminate the contract if the payment has been delayed for three months.

  If the landlord intends to take back the leased premises before the expiration of the contract, the landlord shall pay double of the rental with months written notice to the Company and compensate the Company for economic losses.

  The landlord is responsible for maintenance of the leased premises.

Summary of the articles omitted

  Other fees involved

  Sublease and renew of contract

  Force majeure

  Miscellaneous